Exhibit 10.1

General Release and Waiver

This General Release and Waiver (this “Release”) is entered into effective as of June 28, 2012, by Arthur A. Koch, Jr. (the “Executive”), on the one hand, and Impax Laboratories, Inc. and its subsidiaries and affiliates (collectively, the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”). Defined terms used but not defined herein shall have the same meaning as set forth in the Employment Agreement between the Executive and the Company dated January 1, 2010 (“Employment Agreement”).

1. Confirmation of Termination. The Executive’s employment with the Company is terminated as of June 28, 2012 (the “Termination Date”). This Release sets forth the payments, benefits, and other terms and conditions that the Company will provide to Executive under, and serves as notice of, an election by the Company of a termination pursuant to Section 5.1.6 of the Employment Agreement. If Executive executes, delivers, and does not revoke this Release as set forth in Section 13 below, Executive will be entitled to the payments and benefits pursuant to the terms hereof. Except as set forth in this Release, the Executive acknowledges and agrees that the Termination Date is the date of termination of his employment for all purposes, including for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider him for employment after the Termination Date. The Executive acknowledges and agrees that he will not seek employment with the Company at any time in the future, and that the Company’s refusal to employ Executive in any future capacity will not subject the Company to liability on any grounds. In the event that the Release does not become effective pursuant to Section 13 of this Release or otherwise, then Company reserves the right to claim that Executive’s employment was terminated pursuant to Section 5.1.5 of the Employment Agreement.

2. Resignation. Effective as of the Termination Date, the Executive hereby resigns as an officer and director of the Company and all of its subsidiaries and affiliates and from any positions held with any other entities at the direction or request of the Company. The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations. In addition, the Executive acknowledges and agrees that the Termination Date shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company. Executive agrees to make himself available to assist and consult with the Company regarding matters relating to his former duties for a period of six months after his Termination Date at no additional cost to the Company and to use best efforts when (and if) called upon to do so.

3. Termination Benefits. If Executive executes and delivers this Release and does not revoke this Release within the time set forth in Section 13 below, then Executive will be entitled, subject to the terms and conditions set forth below and in the plan documents, to the payments and benefits set forth in this Section 3 (collectively the “Termination Benefits”), which together satisfy in full the Company’s obligations with respect to payments and benefits under the Employment Agreement or otherwise:

a. Separation Pay: The Company shall pay Executive $732,937.50 (representing one and one half times the Executive’s Base Salary, (as defined in Section 2.1 of the Employment Agreement)), paid in equal installments on the Company’s normal payroll dates for a period of 12 consecutive months commencing from the Termination Date in accordance with the normal payroll practice of the Company, with each payment deemed to be a separate payment for purposes of IRS Code §409A. The first payment shall be made on the next normal payroll day following the Release Effective Date, as that term is defined in Section 13 below.

b. Separation Bonus: The Company shall pay Executive $419,734.35 (representing one and one half times the average of the Target Bonus (as defined in Section 2.2 of the Employment Agreement) the Executive received from the Company for all fiscal years completed during the term of the Employment Agreement), paid in equal installments on the Company’s normal payroll dates for a period of 12 consecutive months commencing from the Termination Date in accordance with the normal payroll practice of the Company, with each payment deemed to be a separate payment for purposes of IRS Code §409A. The first payment shall be made on the next normal payroll day following the Release Effective Date, as that term is defined in Section 13 below.

c. Pro Rata Bonus: No later than March 15, 2013, the Company shall pay Executive a pro rata portion of the Executive’s Target Bonus for fiscal year 2012 based solely on the Company’s actual results against the Company’s goals for the year (determined by multiplying the amount of such Target Bonus which would be due for the full fiscal year, as determined in good faith by the Board, by a fraction, the numerator of which is the number of days up to the Termination Date during the fiscal year of termination that the Executive was employed by the Company and the denominator of which is 365).

d. Benefits

i. Medical Benefits: The Company will provide Executive with information regarding eligibility to continue medical, dental, and vision benefits under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), in accordance with its terms. If the Executive timely and effectively elects under COBRA to continue medical benefit coverage after the Termination Date under the Company Independence Blue Cross medical plan (or any successor plan) for himself or any of his dependents currently enrolled on his plan (the “Dependents”), then the Company will pay the insurer such COBRA medical benefit premiums for as long as the Executive and/or his Dependents remain eligible for and enrolled under COBRA for up to 24 consecutive months commencing immediately after the Termination Date. In the event Executive or his Dependents, after timely and effectively electing to continue such medical benefit coverage under COBRA, and after using all available COBRA, becomes ineligible to continue such medical benefit coverage under COBRA through no fault of their own, Executive and/or his Dependents (but only if they would be eligible to obtain coverage under the Company Independence Blue Cross medical plan had the Executive been employed by the Company at such time), as applicable, may be eligible to convert to an individual Independence Blue Cross Individual Personal Choice medical plan (or any successor plan as set forth in the then applicable group medical plan documents) at the same cost to Executive for coverage as described under the plan documents. In such event, the Company agrees to pay the insurer the premium for such individual plan for the period commencing from such COBRA ineligibility date and ending on the last day of the 24-month period commencing immediately after the Termination Date.

ii. Dental Benefits: The Executive will remain eligible to continue dental benefit coverage under the Company Delta Dental dental plan (or any successor plan) for himself and his Dependents for up to 24 consecutive months commencing immediately after the Termination Date. The Company will pay the insurer for any related dental benefit premiums under such group dental plan for as long as Executive and/or his Dependents remain enrolled in such group dental benefit plan, for up to 24 consecutive months commencing immediately after the Termination Date.

iii. Vision Benefits: The Executive will remain eligible to continue vision benefit coverage under the Company VSP vision plan (or any successor plan) for himself and his Dependents for up to 24 consecutive months commencing immediately after the Termination Date. The Company will pay the insurer for any related vision benefit premiums under such vision plan for as long as Executive and/or his Dependents remain enrolled in such group vision benefit plan, for up to 24 consecutive months commencing immediately after the Termination Date.

iv. Payment for Benefit Continuation. If it is not possible or convenient for the Company to pay the insurer directly for any medical, dental, or vision insurance benefit coverage set forth in Sections 3(d) hereunder, then the Executive will be solely responsible for timely making such payments and the Company will reimburse Executive within 30 days of receipt from Executive of reasonable proof that payment has been timely received by the insurer. Executive agrees to notify the Company promptly in writing after Executive or his Dependents become eligible for medical, dental or vision insurance benefits under another employer’s plan, in which case any obligation by the Company under this Section 3 or otherwise to extend such benefit(s) shall cease immediately.

e. Stock Option and Restricted Stock Awards: If Executive executes, delivers, and does not revoke this Release within the time set forth in Section 13 below, then (i) there shall be a 12 month acceleration of vesting for those stock options and shares of restricted stock described in Table 1 of Exhibit A hereof and Executive shall be entitled to exercise such stock options described in Table 1 of Exhibit A hereof during the 12 month period immediately following the Termination Date, and (ii) Executive shall be entitled to exercise those vested stock options described in Table 2 of Exhibit A hereof during the 12 month period immediately following the Termination Date. Each of these stock options and shares of restricted stock shall otherwise remain subject in all respects to the restrictions of the applicable stock option grant or stock bonus award agreements between Executive and the Company and the Amended and Restated 2002 Equity Incentive Plan. Except as set forth in this Section 3(e) and Exhibit A; all other stock options and shares of restricted stock held by Executive that are unvested shall terminate and be forfeited.

f. Subject to Section 3(e) above, any changes to the terms and conditions of the Company’s benefit plans that apply generally to employees or to the Amended and Restated 2002 Equity Incentive Plan shall also apply to Executive and his entitlement under this Release (e.g., changes to the premiums, changes to coverage, changes in insurers, changes to the equity incentive plans, etc.).

g. Notwithstanding any other provision of this Release or the Employment Agreement, Executive acknowledges and agrees that the Termination Benefits set forth in this Section 3 together with the Amounts and Benefits (as defined in Section 5.4.1 of the Employment Agreement), are the sole wages, payments, stock, stock options, insurance, and benefits to which Executive is entitled, under the Employment Agreement or otherwise, and that no other wages, payments, stock, stock options, insurance, benefits or other monies of any nature are due from the Company. The Executive acknowledges and agrees that the Termination Benefits exceed any wages, payment, stock, stock options, insurance, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any other agreement between the Executive and the Company.

h. All payments made to Executive pursuant to this Section 3 shall be subject to all applicable or required deductions, taxes, and withholdings.

4. Acknowledgement of Payments Provided. Notwithstanding anything herein to the contrary, the Amounts and Benefits (as defined in Section 5.4.1 of the Employment Agreement) shall not be subject to the Executive’s execution of this Release. Executive acknowledges and agrees that the Company has paid Executive’s final wages (including any accrued, unused Paid Time Off) and all other Amounts and Benefits in full and that Executive has submitted and been reimbursed in full for all reasonable and necessary business expenses incurred through the Termination Date.

5. Tax Liability. Although the Company shall make applicable tax withholdings from the Termination Benefits and the Amounts and Benefits, Executive acknowledges and agrees that any and all tax liability, penalties and interest (including under Code Section 409A), if any, which may become due from Executive or assessed against Executive because of the Termination Benefits or Amounts and Benefits, and/or any other payments or benefits referenced in this Release is Executive’s sole responsibility, and Executive will timely pay any taxes, penalties and interest which may become due on it. Executive shall indemnify and hold harmless the Company from any tax, tax penalty, interest, attorneys’ fees or other costs related to the failure by Executive to pay any tax liability assessed against Executive, including under Code Section 409A because of the payment of the Termination Benefits, Amounts and Benefits, and/or any other payments or benefits referenced in this Release.

6. General Release and Waiver. In consideration of the Termination Benefits and/or any other payments or benefits referenced in this Release, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date that Executive executes this Release and any and all liability which any such Releasee may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, all as amended; (b) any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer or director of the Company or any of its subsidiaries or affiliates, or as a result of the termination of such relationships; (c) all claims related to Executive’s compensation or benefits from the Company or the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Releasees; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy; and (f) all federal, state (including but not limited to the States of Delaware, California and Pennsylvania), and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).

This Release does not release claims that cannot be released as a matter of law, or the right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.

This Release shall not apply to (i) the Executive’s rights to indemnification from the Company, if any, or rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company including, without limitation, the Executive’s rights under Section 8 of the Employment Agreement; or (ii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

7. Continuing Covenants. Notwithstanding any other provisions of this Release, the Executive acknowledges and agrees that he remains subject to the provisions of Section 7 of the Employment Agreement and the Employee Invention and Proprietary Information Agreement (“Invention Agreement”), both of which shall remain in full force and effect for the periods set forth therein and are deemed part of this Release. Executive acknowledges and agrees that he has made a diligent search for any Company property in his possession or control and that he has returned all such property to the Company. Executive acknowledges and agrees that any action for injunctive relief brought for claims arising out of Section 7 of the Employment Agreement or the Invention Agreement, as well as any related claims for trade secret misappropriation, breach of fiduciary duty, unfair competition, or other related business tort claims, shall be brought exclusively in Delaware state court or Delaware federal court. Executive shall submit to and accept the exclusive jurisdiction of such suit, legal action, or proceeding in Delaware state court or Delaware federal court. Executive acknowledges and agrees to accept personal jurisdiction in Delaware and also acknowledges and agrees not to challenge the mandatory Delaware forum on any grounds whatsoever, including lack of jurisdiction or forum non-conveniens.

8. No Claims. Executive acknowledges and agrees that there are no claims or actions currently filed or pending relating to the subject matter of the Release, the Employment Agreement, or any Released Claims. Executive acknowledges and agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claims or actions. Executive hereby requests all administrative agencies having jurisdiction over employment and labor law matters and courts to honor Executive’s release of claims under this Release. Should the Company ever request Executive to execute any administrative dismissal forms, Executive shall immediately execute the form and return it to the Company. Should Executive file any claim or action relating to the subject matter of this Release, the Employment Agreement, or any Released Claims, such filing shall be considered an intentional breach of the Release and Executive will be subject, among other rights Company may have, to all damages and costs available under law and equity, including without limitation, the amount of consideration paid hereunder. Executive further acknowledges and agrees that Executive has not failed to report any work-related occupational injuries or diseases arising out of or in the course of employment with the Company.

9. No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.

10. Heirs and Assigns. The terms of this Release shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

11. Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the entire agreement and complete understanding of the parties with regard to the matters set forth herein and, except as otherwise set forth in this Release, supersedes any and all agreements (including without limitation the Employment Agreement), understandings, and discussions, whether written or oral, between the parties. No other promises or agreements are binding unless in writing and signed by each of the Parties after the Release Effective Date (as defined below). Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document. The Parties agree to bear their own attorneys’ fees and costs with respect to this Release.

12. Knowing and Voluntary Waiver. Executive acknowledges and agrees that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least 21 calendar days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven calendar days in which to revoke this Release (as described in Section 13) after signing it and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

13. Effective Time of Release. The Executive may accept this Release by signing it and delivering it to the Company as provided in Section 15 of this Release within 21 days of his receipt hereof.. After executing this Release, the Executive will have seven calendar days (the “Revocation Period”) to revoke this Release by indicating his desire to do so in writing delivered to the Company as provided in Section 15 of this Release by no later than 12:00 p.m. EST on the seventh calendar day following the date on which he executes and delivers this Release. The effective date of this Release shall be the eighth day after the Executive executes and delivers this Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits set forth in Section 3 above and any other payments or benefits referenced in this Release with the sole exception of the Amounts and Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payment

14. Confidentiality. The provisions of this Release shall be held in strictest confidence by Executive. Executive shall not publicize or disclose it in any manner whatsoever; provided, however, that Executive may disclose this Release in confidence to his immediate family, attorney, accountant, tax preparer, and financial advisor and Executive may also disclose this Release insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

15. Notices. All notices or communications hereunder shall be in writing, and shall be addressed and delivered as follows (or to such other address as either Party may have furnished to the other in writing by like notice): (a) To the Company: Impax Laboratories, Inc., 31047 Genstar Road, Hayward, CA 94544, Attn: Vice President of Human Resources, (b) To the Executive: Arthur A. Koch, Jr., xxxxxxxxx. All such notices and/or communications shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice or correspondence is mailed. All payments shall be made so that the recipient shall have immediately available US denominated funds on the due date for such payment, and shall be sent to the same addresses listed above.

16. Breach of Release. If Executive violates any of his obligations under this Release, then the Company may at its option terminate Executive’s rights to any and all Termination Benefits under Section 3 or any other payments or benefits referenced in this Release (with the sole exception of the Amounts and Benefits); provided, however, the Company may, in addition to any other rights it may have and in accordance with applicable law, demand a monetary payment equal to all Termination Benefits and other payments and benefits received by Executive or any other payments or benefits referenced in this Release (with the sole exception of the Amounts and Benefits) and Executive agrees to make such payment promptly upon such demand.

17. Dispute Resolution. Except as otherwise set forth herein, the Parties hereby agree that any and all claims, disputes, demands, or controversies of any nature whatsoever arising out of, or relating to, this Release, or its interpretation, enforcement, breach, performance or execution, Executive’s employment with the Company, or the termination of such employment, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California (applying Delaware law) in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties thereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Parties acknowledge and agree that in connection with any such arbitration and regardless of outcome: (a) each party shall bear its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be born equally among the parties. EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY. Nothing in this Release is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including but not limited to injunctive relief sought pursuant to Section 7 of this Release.

Dated: July 9, 2012	/s/ Arthur A. Koch, Jr.
Arthur A. Koch, Jr.

Dated: July 9, 2012	/s/ Larry Hsu
Larry Hsu President & Chief Executive Officer
Impax Laboratories, Inc.

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